Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-223736 and 333-210052) and Form S-8 (Nos. 333-223356 and 333-202008) of Easterly Government Properties, Inc. of our report dated December 21, 2018 relating to the combined statements of revenues and certain expenses of Acquired Properties, which appears in this Current Report on Form 8‑K/A.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 21, 2018